EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Surmodics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.05 par value, Surmodics, Inc. 2019 Equity Incentive Plan	Rules 457(c) and (h)	800,000	$ 43.42	$ 34,736,000.00	$ 0.0000927	$ 3,220.03
Total Offering Amounts					$ 34,736,000.00		$ 3,220.03
Total Fee Offsets							—
Net Fee Due							$ 3,220.03

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock, par value $0.05 (“Common Stock”), of Surmodics, Inc. (the “Company”) that become issuable under the Surmodics, Inc. 2019 Equity Incentive Plan, as amended and restated (the “Plan”), by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per share of the Company’s Common Stock as quoted on the Nasdaq Global Select Market on February 18, 2022.